UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                 SCHEDULE 13G/A

                                 Amendment No. 1


                    Under the Securities Exchange Act of 1934


                                ENVOY CORPORATION
                          -----------------------------
                                (Name of Issuer)


                           Common Stock, no par value
                      -------------------------------------
                         (Title of Class of Securities)



                                   293982 10 4
                            ------------------------
                                 (CUSIP Number)


Check the following box if a fee is being paid with this statement. [ ]





                               Page 1 of 13 Pages.

CUSIP NO. 293982 10 4                               13G
          -----------


1.       Name of Reporting Person                    Train, Smith Counsel
         S.S. or I.R.S. Identifica-
         tion No. of Above Person


2.       Check the Appropriate Box          (a)
         if a Member of a Group
                                            (b)

3.       S.E.C. Use Only


4.       Citizenship or Place of            New York
         Organization


Number of Shares           (5) Sole Voting Power
Beneficially                                      0

Owned by Each              (6) Shared Voting
Reporting Person               Power   11,000
with
                           (7) Sole Dispositive Power
                                                  0

                           (8) Shared Dispositive
                               Power    11,700

9.       Aggregate Amount Beneficially
         Owned by Each Reporting Person  11,700

10.      Check if the Aggregate Amount
         in Row (9) Excludes Certain
         Shares                                               [ ]

11.      Percent of Class Represented
         by Amount in Row 9                            0.1%


12.      Type of Reporting Person
                                                       IA




                               Page 2 of 13 Pages.




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CUSIP No. 293982 10 4                               13G
          -----------


1.       Name of Reporting Person                    F. Randall Smith
         S.S. or I.R.S. Identifica-
         tion No. of Above Person



2.       Check the Appropriate Box          (a)
         if a Member of a Group
                                            (b)

3.       S.E.C. Use Only


4.       Citizenship or Place of            United States
         Organization

Number of Shares           (5) Sole Voting Power
Beneficially                                       0

Owned by Each              (6) Shared Voting
Reporting Person               Power    11,000
with
                           (7) Sole Dispositive Power
                                                   0

                           (8) Shared Dispositive
                               Power    11,700

9.       Aggregate Amount Beneficially
         Owned by Each Reporting Person   11,700

10.      Check if the Aggregate Amount
         in Row (9) Excludes Certain
         Shares                                                   [ ]

11.      Percent of Class Represented
         by Amount in Row 9                                             0.1%

12.      Type of Reporting Person
                                                                        IN





                               Page 3 of 13 Pages.

CUSIP No. 293982 10 4               13G
          -----------


1.       Name of Reporting Person                    Henry D. Babcock
         S.S. or I.R.S. Identifica-
         tion No. of Above Person



2.       Check the Appropriate Box          (a)
         if a Member of a Group
                                            (b)

3.       S.E.C. Use Only


4.       Citizenship or Place of            United States
         Organization

Number of Shares           (5) Sole Voting Power
Beneficially                                       0

Owned by Each              (6) Shared Voting
Reporting Person               Power                   11,000
with

                           (7) Sole Dispositive Power
                                                       0

                           (8) Shared Dispositive
                               Power        11,700

9.       Aggregate Amount Beneficially
         Owned by Each Reporting Person  11,700

10.      Check if the Aggregate Amount
         in Row (9) Excludes Certain
         Shares                                                   [ ]

11.      Percent of Class Represented
         by Amount in Row 9                        0.1%


12.      Type of Reporting Person
                                                   IN




                               Page 4 of 13 Pages.




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CUSIP No. 293982 10 4               13G
          -----------


1.       Name of Reporting Person                    Concord International
         S.S. or I.R.S. Identifica-                  Investment Group, L.P.
         tion No. of Above Person


2.       Check the Appropriate Box          (a)
         if a Member of a Group
                                            (b)

3.       S.E.C. Use Only


4.       Citizenship or Place of            Delaware
         Organization

Number of Shares           (5) Sole Voting Power
Beneficially                                       0

Owned by Each              (6) Shared Voting
Reporting Person               Power       11,000
with
                           (7) Sole Dispositive Power
                                                   0

                           (8) Shared Dispositive
                               Power       11,700

9.       Aggregate Amount Beneficially
         Owned by Each Reporting Person  11,700

10.      Check if the Aggregate Amount
         in Row (9) Excludes Certain
         Shares                                                   [ ]

11.      Percent of Class Represented
         by Amount in Row 9                                             0.1%


12.      Type of Reporting Person
                                                                        PN




                               Page 5 of 13 Pages.




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CUSIP No. 293982 10 4               13G
          -----------


1.       Name of Reporting Person                    T.K. International
         S.S. or I.R.S. Identifica-                  Corporation
         tion No. of Above Person


2.       Check the Appropriate Box          (a)
         if a Member of a Group
                                            (b)

3.       S.E.C. Use Only


4.       Citizenship or Place of            Delaware
         Organization

Number of Shares           (5) Sole Voting Power
Beneficially                                       0

Owned by Each              (6) Shared Voting
Reporting Person               Power       11,000
with

                           (7) Sole Dispositive Power
                                                   0

                           (8) Shared Dispositive
                               Power       11,700

9.       Aggregate Amount Beneficially
         Owned by Each Reporting Person 11,700

10.      Check if the Aggregate Amount
         in Row (9) Excludes Certain
         Shares                                                   [ ]

11.      Percent of Class Represented
         by Amount in Row 9                          0.1%


12.      Type of Reporting Person
                                                     CO





                               Page 6 of 13 Pages.




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CUSIP No. 293982 10 4               13G
          -----------


1.       Name of Reporting Person                    Mohamed S. Younes
         S.S. or I.R.S. Identifica-
         tion No. of Above Person


2.       Check the Appropriate Box          (a)
         if a Member of a Group
                                            (b)

3.       S.E.C. Use Only


4.       Citizenship or Place of            United States
         Organization

Number of Shares           (5) Sole Voting Power
Beneficially                                       0

Owned by Each              (6) Shared Voting
Reporting Person               Power       11,000
with

                           (7) Sole Dispositive Power
                                                   0

                           (8) Shared Dispositive
                               Power       11,700

9.       Aggregate Amount Beneficially
         Owned by Each Reporting Person 11,700

10.      Check if the Aggregate Amount
         in Row (9) Excludes Certain
         Shares                                                   [ ]

11.      Percent of Class Represented
         by Amount in Row 9                               0.1%


12.      Type of Reporting Person
                                                          IN




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Item 1(a) Name of Issuer:

                  Envoy Corporation  (the "Issuer")

Item 1(b) Address of Issuer's Principal Executive Offices:

                  Two Lakeview Place
                  15 Century Boulevard
                  Nashville, TN  37214

Item 2(a) Name of Person Filing:

                  This Statement is being filed by:

                         (i) Train, Smith Counsel, a New York general partnership and an Investment Adviser registered under the Investment Advisers Act of 1940 ("TSC");

                        (ii)        Messrs. F. Randall Smith, Henry D.
                                    Babcock and Concord International
                                    Investments Group, L.P. a Delaware
                                    Limited Partnership ("Concord"), the
                                    general partners of TSC who, for
                                    purposes of the Securities Exchange Act
                                    of 1934, as amended (the "Act") are
                                    deemed to control TSC;

                       (iii) T.K. International Corporation, a Delaware Corporation ("TK"), the sole general partner of Concord, which, for purposes of the Act, is deemed to control Concord; and

                        (iv) Mr. Mohamed S. Younes, the majority shareholder of TK (all such persons in (i) through (iv) being hereinafter referred to as the "Reporting Persons").

Item 2(b) Address of Principal Business Office:

                  The address of the principal business office of each of the Reporting Persons is 667 Madison Avenue, New York, NY 10021.

Item 2(c) Citizenship:

                  See Item 4 of the cover pages attached hereto.

Item 2(d) Title of Class of Securities:



                               Page 8 of 13 Pages.

          Common Stock, no par value (the "Common Stock")

Item 2(e) CUSIP Number:

                  293982 10 4

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

                  (a) ( )  Broker or Dealer registered under
                           Section 15 of the Act

                  (b) ( )  Bank as defined in Section 3(a)(6) of
                           the Act

                  (c) ( )  Insurance Company as defined in
                           Section 3(a)(19) of the Act

                  (d) ( )  Investment Company registered under
                           Section 8 of the Investment Company Act

                  (e) (X)  Investment Adviser registered under
                           Section 203 of the Investment Advisers
                           Act of 1940

                  (f) ( )  Employee Benefit Plan, Pension Fund
                           which is subject to the provisions of
                           the Employee Retirement Income Security
                           Act of 1974 or Endowment Fund; see
                           ss. 140.13d-1(b)(1)(ii)(F)

                  (g) ( )  Parent Holding Company, in accordance
                          with ss. 240.13d-1(b)(ii)(G)

                  (h) ( )  Group, in accordance with
                           ss. 240.13d-1(b)(1)(ii)(H)

Item 4.   Ownership:

                  As of December 31, 1996, TSC was the beneficial owner of 11,700 shares of Common Stock (the "TSC Shares").

                  Concord and Messrs. Smith and Babcock, through their deemed control (for purposes of the Act) of TSC, TK through its deemed control (for purposes of the Act) of Concord and Mr. Younes through his control of TK, are deemed to beneficially own all of the TSC Shares.



                               Page 9 of 13 Pages.

          The TSC Shares constitute 0.1% of the outstanding shares of Common Stock based on 15,173,739 shares of Common Stock outstanding on November 14, 1996, as reported by the Issuer.

          All of the Reporting Persons share the power to dispose and to direct the disposition of the TSC Shares.

          All of the Reporting Persons share the power to vote and to direct the vote of 11,000 of such shares and as to the remaining 700 TSC Shares, certain clients of TSC have sole power to vote and to direct the vote of such shares.

Item 5.   Ownership of Five Percent or Less of a Class:

          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

Item 6.   Ownership of More than Five Percent on Behalf of Another Person:

          Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company:

          Not applicable.

Item 8.   Identification and Classification of Members of the Group:

          Not applicable.

Item 9.   Notice of Dissolution of Group:

          Not applicable.


Item 10.  Certification:

          By signing below we certify that, to the best of our knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or



                              Page 10 of 13 Pages.

          influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.







                              Page 11 of 13 Pages.

                                   Signatures

          After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this Statement is true, complete and correct.



Date:  February 7, 1997

                                         Train, Smith Counsel


                                         By:   /s/ John H. Rogicki
                                            -------------------------
                                         Name:  John H. Rogicki
                                         Title:  Chief Operating
                                            Officer



                                             /s/ F. Randall Smith
                                         ----------------------------
                                             F. Randall Smith



                                             /s/ Henry D. Babcock
                                         ----------------------------
                                             Henry D. Babcock








                              Page 12 of 13 Pages.

                                   Signatures

          After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this Statement is true, complete and correct.



Date:  February 7, 1997

                                         CONCORD INTERNATIONAL
                                         INVESTMENTS GROUP, L.P.

                                         By: T.K. International
                                             Corporation,
                                             General Partner


                                         By:    /s/ Mohamed S. Younes
                                            -------------------------
                                         Name:  Mohamed S. Younes
                                         Title:  President




                                         T.K. INTERNATIONAL CORPORATION

                                         By:    /s/ Mohamed S. Younes
                                            -------------------------
                                         Name:  Mohamed S. Younes
                                         Title:  President


                                             /s/ Mohamed S. Younes
                                         ----------------------------
                                                Mohamed S. Younes







                              Page 13 of 13 Pages.